SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of earliest event report) September 30, 2011

ROYAL BANCSHARES OF PENNSYLVANIA, INC.

(Exact name of registrant as specified in its charter)

PENNSYLVANIA	0-26366	23-2812193
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

732 Montgomery Avenue, Narberth, Pennsylvania		19072
(Address of Principal Executive Office)		(Zip Code)

(Issuer’s telephone number, including area code) 610-668-4700

N/A

(Former Name or Former Address, if Change Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) On September 30, 2011, Wayne R. Huey, Jr. was elected to the board of directors of Royal Bancshares of Pennsylvania, Inc. (“Royal”). Mr. Huey was elected to the Board of Directors pursuant to the terms of Royal’s outstanding Series A Fixed Rate Perpetual Preferred Stock (“Series A Preferred Stock”) issued to the United States Department of Treasury (“Treasury”) on February 18, 2009 in connection with Royal’s participation in the TARP Capital Purchase Program. Under the terms of the Series A Preferred Stock, Treasury has the right to appoint up to two directors to Royal’s Board of Directors at any time that dividends payable on the Series A Preferred Stock have not been paid for an aggregate of six quarterly dividend periods. The terms of the Series A Preferred Stock provide that Treasury will retain the right to appoint such directors at subsequent annual meetings of shareholders until all accrued and unpaid dividends for all past dividend periods have been paid. Treasury had previously appointed Gerard M. Thomchick as a member of Royal’s Board of Directors in July 2011.

Mr. Huey has over thirty years of experience in the banking industry in Pennsylvania, including serving as a Vice Chairman of Millenium Bank prior to its acquisition by Hareleysville National Bank. Mr. Huey will also be appointed a director of Royal Bank America (the “Bank”), a wholly-owned banking subsidiary of Royal, effective upon receipt of regulatory approvals required under the existing consent orders issued by the FDIC and the Pennsylvania Department of Banking.

Mr. Huey will be compensated for his service as a director on the same basis as other non-employee directors of Royal and the Bank, including retainers, board fees and chairperson fees, and the eligibility to receive stock-based awards and other compensation paid to Royal’s directors. There have been no transactions within the last fiscal year, or any currently proposed transactions, in which Royal or the Bank was or is to be a participant and in which Mr. Huey has or had a direct or indirect material interest.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Royal Bancshares of Pennsylvania, Inc.

Dated: October 5, 2011	/s/ James J. McSwiggan, Jr.
James J. McSwiggan, Jr.
Chief Operating Officer